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                                                                     EXHIBIT 3.3

                              ARTICLES OF AMENDMENT
            OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                        EMMIS COMMUNICATIONS CORPORATION

The undersigned officer of EMMIS COMMUNICATIONS CORPORATION (the "Corporation"), existing pursuant to the provisions of the Indiana Business Corporation Law (IND. CODE ss. 23-1 et seq.) as amended (the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Amended and Restated Articles of Incorporation, certifies the following facts:

                              ARTICLE I - AMENDMENT

SECTION 1:        The date of incorporation of the Corporation is:

                  JULY 17, 1986

SECTION 2: The name of the Corporation following this amendment of its Restated Articles of Incorporation is:

                  EMMIS COMMUNICATIONS CORPORATION

SECTION 3: The text of the Amended and Restated Articles of Incorporation is amended to add Exhibit A as follows:

                  SEE ATTACHED EXHIBIT A

This amendment is to be effective at ____p.m., Eastern Standard Time, on October___, 1999.

                    ARTICLE II - MANNER AND ADOPTION AND VOTE

SECTION 1:  Action by Directors:

The Board of Directors of the Corporation duly adopted resolutions amending the Amended and Restated Articles of Incorporation. These resolutions were adopted at meetings duly held on October___, 1999 and October___, 1999, at each of which a quorum was present.

SECTION 2:  Action by Shareholders:

Pursuant to I.C. 23-1-25-2(d), the Shareholders of the Corporation were not required to vote with respect to this amendment to the Amended and Restated Articles of Incorporation.

SECTION 3:  Compliance with legal requirements:

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Amended and Restated Articles of Incorporation, and the Code of By-Laws of the Corporation.



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         I hereby verify, subject to penalties for perjury, that the facts contained herein are true this ___ day of October, 1999.



                                   --------------------------------------------
                                   J. Scott Enright
                                   Vice President and Associate General Counsel








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                                    EXHIBIT A
                           TO THE AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                        EMMIS COMMUNICATIONS CORPORATION

Pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article VIII, Section 8.01 of the Corporation's Amended and Restated Articles of Incorporation, as amended from time to time (the "Articles of Incorporation"), and pursuant to I.C. 23-1-25-2, the Board of Directors hereby creates a series of preferred stock of the Corporation with the following voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof (in addition to the provisions set forth in the Articles of Incorporation which are applicable to the preferred stock of all classes and series):

         1.  Designation, Amount and Ranking.

             1.1 There shall be created from the 10,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation authorized to be issued pursuant to the Articles of Incorporation, a series of preferred stock, designated as the "__% Series A Cumulative Convertible Preferred Stock," par value $0.01 per share (the "Preferred Stock"), and the number of shares of such series shall be 2,875,000. Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Preferred Stock to a number less than that of the shares of Preferred Stock then outstanding plus the number of shares issuable upon exercise of options or rights then outstanding and, if any portion of the over-allotment option granted by the Corporation pursuant to the Purchase Agreement (as defined in this Exhibit A) expires unexercised, the Board of Directors shall by resolution decrease the number of authorized shares of Preferred Stock by the number of shares subject to the expired portion of such over-allotment option. Any shares of Preferred Stock issued after the Issue Date (as defined in this Exhibit A) pursuant to the over-allotment option granted by the Corporation pursuant to the Purchase Agreement shall, for all purposes, including, without limitation, voting and dividend rights, be deemed issued as of the Issue Date.

             1.2 The Preferred Stock, with respect to dividend distributions upon the liquidation, winding-up and dissolution of the Corporation, ranks:

             (a) senior to all classes of the Corporation's common stock and to each other class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation;

             (b) ratably with any class of capital stock or series of preferred stock issued by the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation; and




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             (c) subject to certain conditions which include the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Stock, junior to each class of capital stock or series of preferred stock issued by the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior the Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

         2. Definitions. As used in this Exhibit A, the following terms shall have the following meanings:

             2.1 "Accrued Dividends" shall mean, with respect to any share of Preferred Stock, as of any date, the accrued and unpaid dividends on such share from and including the most recent Dividend Payment Date (or the Issue Date, if such date is prior to the first Dividend Payment Date) to but not including such date. "Accumulated Dividends" shall mean, with respect to any share of Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends on such share from the Issue Date until the most recent Dividend Payment Date prior to such date. There shall be no Accumulated Dividends with respect to any share of Preferred Stock prior to the first Dividend Payment Date.

             2.2 "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

             2.3 "Change of Control" shall mean any of the following events: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation's assets to any "person or group," as such terms are used in Section 13(d)(3) of the Exchange Act other than to Permitted Holders; (ii) the adoption of a plan relating to the liquidation or dissolution of the Corporation; (iii) the acquisition, directly or indirectly, by any person or group, as such terms are used in Section 13(d)(3) of the Exchange Act as in effect on the original date of issuance of the Preferred Stock, other than Permitted Holders, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act as in effect on the original date of issuance of the convertible preferred stock, except that a person will be deemed to have beneficial ownership of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 50% of the Corporation's total outstanding voting stock; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the issue date), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Corporation's voting stock than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Corporation's Board of Directors; or
(iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Corporation's Board of Directors, together with any new directors whose election by such Board of Directors or whose nomination for election by the Corporation's shareholders was approved by a vote of 66 2/3% of the Corporation's Board of Directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Corporation's Board of Directors then in office.



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             2.4 "Change of Control Date" shall mean the date on which the
Change of Control event occurs.

             2.5 "Conversion Price" shall mean $_____, subject to adjustment as set forth in Section 9(c).

             2.6 "Class A Common Stock" shall mean the Class A Common Stock, par value $0.01 per share, of the Corporation, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Corporation is a constituent corporation.

             2.7 "Class B Common Stock" shall mean the Class B Common Stock par value $0.01 per share, of the Corporation.

             2.8 "Common Stock" shall mean both the Class A Common Stock and the Class B Common Stock of the Corporation.

             2.9 "Dividend Payment Date" shall mean January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2000.

             2.10 "Dividend Record Date" shall mean, with respect to each Dividend Payment Date, a date not more than 60 days nor less than 10 days preceding a Dividend Payment Date, as may be fixed by the Board of Directors.

             2.11 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

             2.12 "Issue Date" shall mean _______, 1999, the original date of issuance of the Preferred Stock.

             2.13 "Liquidation Preference" shall mean, with respect to each share of Preferred Stock, $50.

             2.14 "Market Capitalization" shall mean as of a given date the product of the Market Value so of such date times the total number of shares of Common Stock outstanding as of such date.

             2.15 "Market Value" shall mean as of a given date the average closing price of the Class A Common Stock for a ten consecutive trading day period, ending on the last trading day immediately preceding such date, on the Nasdaq Stock Market or any national securities exchange or authorized quotation system on which the Corporation's Class A Common Stock is listed or authorized for quotation, or if the Class A Common Stock is not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Class A Common Stock.

             2.16 "Permitted Holders" means Jeffrey H. Smulyan, his spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts or other


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entities established by or for the benefit of any of the foregoing or established by any of the foregoing for charitable purposes, or any other person or entity in which the foregoing persons or entities exercise control.

             2.17 "Person" shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

             2.18 "Purchase Agreement" shall mean that certain Purchase Agreement with respect to the Preferred Stock, dated as of _______, 1999 among the Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co.

        3.   Dividends.

             3.1 The holders of shares of the outstanding Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds legally available therefor, to receive cumulative annual cash dividends at a rate per annum equal to ___% (the "Dividend Rate") of the Liquidation Preference, payable quarterly in arrears. Dividends payable for each full dividend period will be computed by dividing the Dividend Rate by four and shall be payable in arrears on each Dividend Payment Date for the quarterly period ending immediately prior to such Dividend Payment Date, to the holders of record of Preferred Stock at the close of business on the Dividend Record Date applicable to such Dividend Payment Date. Such dividends shall be cumulative from the Issue Date and shall accrue on a day-to-day basis, whether or not earned or declared, from and after the Issue Date. Dividends on the Preferred Stock which are not declared and paid when due will compound quarterly on each Dividend Payment Date at the Dividend Rate. Dividends payable for any partial dividend period shall be computed on the basis of actual days elapsed over a 360-day year consisting of twelve 30-day months. Notwithstanding anything in this Exhibit A to the contrary, the initial Dividend Payment Date, which shall be for dividends accrued during the period commencing on the Issue Date and ending on ________, 1999, will be February ____, 2000.

             3.2 Dividends paid on the Preferred Stock shall be payable in cash.

             3.3 No dividends or other distributions (other than a dividend or distribution payable solely in stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends and upon liquidation, dissolution or winding up and cash in lieu of fractional shares) may be declared, made or paid or set apart for payment on the Common Stock or upon any other stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends, and no Common Stock or any other stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends or upon liquidation, dissolution or winding up, may be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to or ratably with the Preferred Stock as to dividends and upon liquidation dissolution, or winding up), unless full Accumulated Dividends shall have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock for all




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Dividend Payment Periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid to the holders of the Preferred Stock and on any other preferred stock ranking ratably with the Preferred Stock as to dividends, dividends may be declared and paid on the Preferred Stock and such other ratable preferred stock, only so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Preferred Stock and such other ratable preferred stock will in all cases bear to each other the same ratio that, immediately prior to payment of the dividend on such other ratable stock, Accumulated and Accrued Dividends per share of the Preferred Stock and accrued and unpaid dividends per share of such other ratable preferred stock bear to each other.

             3.4 Holders of shares of Preferred Stock shall not be entitled to any dividends on the Preferred Stock, whether payable in cash, property or stock in excess of full cumulative dividends at the Dividend Rate provided in this Exhibit A. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock which may be in arrears.

             3.5 The holders of shares of Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payment on those shares (except that holders of shares called for redemption on a redemption date between the Dividend Record Date and the Dividend Payment Date will be entitled to receive such dividend on such redemption date on the corresponding Dividend Payment Date notwithstanding the subsequent conversion thereof or the Corporation's default in payment of the dividend due on that Dividend Payment Date.

         4.  Optional Redemption.

             4.1 The Preferred Stock is not subject to any sinking fund or other similar provisions. From May _____, 2001 to November _____, 2002, the Corporation may redeem Preferred Stock (the "Provisional Redemption") at a redemption premium equal to ____% of the Liquidation Preference plus Accumulated Dividends, if any, whether or not declared to the redemption date (the "Provisional Redemption Date"), if the closing price of the Corporation's Class A Common Stock on the Nasdaq Stock Market, or any national securities exchange or authorized quotation system on which the Corporation's Class A Common Stock is then listed or authorized for quotation, if not so listed, is greater than 150% of the Conversion Price ($_____), as hereafter defined in this Exhibit A, per share for 20 trading days within any 30 consecutive trading day period. If the Corporation undertakes a Provisional Redemption, holders of Preferred Stock that the Corporation calls for redemption will also receive a payment (the "Additional Payment") in an amount equal to the present value of the aggregate value of the dividends (whether or not declared) that would thereafter have been payable on the Preferred Stock called for redemption from the Provisional Redemption Date to November ____, 2002 (the "Additional Period"). The present value will be calculated using as the discount rate the bond equivalent yield on U.S. Treasury notes or bills having the term nearest in length to that of the Additional Period, calculated as of the day immediately preceding the date on which a notice of Provisional Redemption is mailed. The Corporation will be obligated to make the Additional Payment on all shares of Preferred Stock that the Corporation has called for the Provisional




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Redemption whether or not those shares of Preferred Stock that the Corporation has called are converted prior to the Provisional Redemption Date.

             4.2 Beginning on November ___, 2002, the Corporation may redeem in cash the Preferred Stock, during the twelve-month periods commencing on November ____ of the years indicated below, at the following redemption premiums (which are expressed as a percentage of the stated liquidation preference of $50 per share), plus in each case Accrued Dividends and Accumulated Dividends, if any, whether or not declared to the redemption date:

                       Year                       Amount
                       ----                       ------

                       2002.................      _______
                       2003.................      _______
                       2004.................      _______
                       2005.................      _______
                       2006.................      100.0%

         5.  Procedure for Redemption.

             5.1 Not less than 30 nor more than 60 days previous to the date fixed for redemption by the Board of Directors, a notice specifying the time and place thereof shall be given to the holders of record of the Preferred Stock to be redeemed by first class mail at their respective addresses as the same shall appear on the books of the Corporation; provided, however, that no failure to mail such notice, nor any defect therein, nor in the mailing thereof, shall affect the validity of the proceedings for the redemption of any of the Preferred Stock to be redeemed. Upon the redemption date, the Corporation shall pay over the redemption price to the holders of the shares upon the endorsement and surrender of the certificates for such shares by the holders of the Preferred Stock.

             5.2 On or before any redemption date, each holder of shares of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Preferred Stock to the Corporation, in the manner and at the place designated in the notice of redemption and on the redemption date, the full redemption price, payable in cash, for such shares of Preferred Stock shall be paid or delivered to the person whose name appears on such certificate or certificates as the owner thereof, and the shares represented by each surrendered certificate shall be returned to authorized but unissued shares of preferred stock of any or no series. Upon surrender (in accordance with the notice of redemption) of the certificate or certificates representing any shares to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice of redemption shall so state), such shares shall be redeemed by the Corporation at the redemption price. If fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without costs to the holder thereof, together with the amount of cash, if any, in lieu of fractional shares.

             5.3 If a notice of redemption shall have been given as provided in
Section 5.1, dividends on the shares of Preferred Stock so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as




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stockholders of the Corporation with respect to shares so called for redemption
(except for the right to receive from the Corporation the redemption price) shall cease (including any right to receive dividends otherwise payable on any Dividend Payment Date that would have occurred after the time and date of redemption) either (i) from and after the time and date fixed in the notice of redemption as the time and date of redemption (unless the Corporation shall default in the payment of the redemption price, in which case such rights shall not terminate at such time and date) or (ii) if the Corporation shall so elect and state in the notice of redemption, from and after the time and date (which date shall be the date fixed for redemption or an earlier date not less than 30 days after the date of mailing of the redemption notice) on which the Corporation shall irrevocably deposit in trust for the holders of the shares of Preferred Stock to be redeemed with a designated bank or trust company doing business in the State of New York, as paying agent, money sufficient to pay at the office of such paying agent, on the redemption date, the redemption price. Any money so deposited with any such paying agent which shall not be required for such redemption shall be returned to the Corporation forthwith. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of one year from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price without interest. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

             5.4 In the event that fewer than all the outstanding shares of the Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot. From and after the applicable redemption date, unless the Corporation defaults in the payment of the redemption price, dividends on the shares of Preferred Stock to be redeemed on such redemption date will cease to accrue, said shares will no longer be deemed to be outstanding, and all rights of the holders thereof as the Corporation's shareholders (except the right to receive the redemption price) will cease.

             5.5 The Corporation shall not redeem any shares of Preferred Stock if any dividends on the Preferred Stock are in arrears unless all dividends on the Preferred Stock in arrears are paid in full.

         6.  Change of Control.

             6.1 Upon the occurrence of a Change of Control of the Corporation, holders of Preferred Stock will, if the Market Value as of the Change of Control Date is less than the Conversion Price, have a one-time option (the "Change of Control Option") to convert all of their outstanding shares of Preferred Stock into shares of the Corporation's Class A Common Stock at a conversion price equal to the greater of (i) the Market Value as of the Change of Control Date; or (ii) [66.67% of the market price per share of the Corporation's Class A Common Stock at the close of trading on the date of issuance of the Preferred Stock.] The Change of Control Option will be exercisable during a period of not less than 30 days nor more than 60 days commencing on the third business day after notice of the Change of Control is given by the Corporation. In lieu of issuing the shares of the Corporation's Class A Common Stock issuable upon conversion in the event of a Change of Control, the Corporation may, at its option, make a cash payment equal to the Market Value as of the Change of Control Date of such Class A Common Stock otherwise issuable.



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             6.2 In the event of a Change of Control, notice of such Change of
Control shall be given, within five Business Days of the Change of Control Date, by the Corporation by first class mail to each record holder of shares of Preferred Stock, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state (i) that a Change of Control has occurred; (ii) the last day on which the Change of Control Option may be exercised (the "Expiration Date"); (iii) the name and address of the paying agent; and (iv) the procedures that holders must follow to exercise the Change of Control Option.

             6.3 On or before the Expiration Date, each holder of shares of Preferred Stock wishing to exercise the Change of Control Option shall surrender the certificate or certificates representing the shares of Preferred Stock to be converted, in the manner and at the place designated in the notice described in
Section 6.2, and on such date the cash or shares of Class A Common Stock due to such holder shall be delivered to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be returned to authorized but unissued shares. Upon surrender (in accordance with the notice described in Section 6.2) of the certificate or certificates representing any shares to be so converted (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be converted by the Corporation at the Conversion Price.

             6.4 The rights of holders of Preferred Stock pursuant to this
Section 6 are in addition to, and not in lieu of, the rights of holders of Preferred Stock provided for in Section 9 in this Exhibit A.

         7.  Voting.

             7.1 The shares of Preferred Stock shall have no voting rights except as required by law or as set forth in this Section 7. increase or decrease the aggregate number of authorized shares of the class of preferred stock;

             7.2 If the dividends payable on the Preferred Stock are in arrears for six consecutive quarterly periods, the holders of Preferred Stock voting separately as a class with the shares of any other preferred stock or preference securities having similar voting rights will be entitled at the next regular or special meeting of the Corporation's shareholders to elect two directors to the Corporation's Board of Directors. Such voting rights and terms of the directors so elected continue until such time as the dividend arrearage on the Preferred Stock has been paid in full.

             7.3 The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Stock will be required for the issuance of any class or series of stock, or security convertible into the Corporation's stock, ranking senior to the Preferred Stock as to dividends, liquidation rights or voting rights and for amendments to the Corporation's Articles of Incorporation that would adversely affect the rights of holders of the Preferred Stock; provided, however, that any issuance of shares of preferred stock which rank ratably with the Preferred Stock (including the issuance of additional shares of the Preferred Stock) will not, by itself, be deemed to adversely affect the rights of the holders of the Preferred Stock. In all such cases, each share of Preferred Stock will be entitled to one vote.



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         8.  Liquidation Rights.

             8.1 In the event of any dissolution, voluntary or involuntary liquidation or winding-up of the Corporation, the holders of the shares of Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution is made to holders of the Corporation's Common Stock or any other class or series of stock of the Corporation ranking junior to the Preferred Stock upon liquidation, the Liquidation Preference plus Accumulated Dividends, if any, with respect to each share.

             8.2 Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, voluntary or involuntary liquidation or winding up, for the purposes of this Section 8.

             8.3 After the payment to the holders of the shares of Preferred Stock of full preferential amounts provided for in this Section 8, the holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

             8.4 If upon any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the amounts payable with respect to the Liquidation Preference and Accumulated Dividends on the Preferred Stock and any other shares of the Corporation's stock ranking as to any distribution ratably with the Preferred Stock are not paid in full, the holders of the Preferred Stock and of such other shares will share pro rata in proportion to the Liquidation Preference plus Accumulated Dividends thereon.

         9.  Conversion.

                  (a) Subject to compliance with the provisions of this Section 9, each outstanding share of the Preferred Stock shall be convertible at any time at the option of the holder into that number of whole shares of the Corporation's Class A Common Stock as is equal to the Liquidation Preference, divided by an initial conversion price of $____, equivalent to __shares of Class A Common Stock per share of Preferred Stock, subject to adjustment as described in Section 9(c). The initial conversion price and the conversion price as adjusted are referred to in this Exhibit A as the Conversion Price. A share of Preferred Stock called for redemption will be convertible into shares of Class A Common Stock up to and including, but not after, the close of business on the date fixed for redemption unless the Corporation defaults in the payment of the amount payable upon redemption.

             To exercise the conversion right, the holder of each share of Preferred Stock to be converted shall surrender the Certificate representing such share, if certificated, duly endorsed or assigned to the Corporation or in blank, at the office of the transfer agent, together with written notice of the election to convert executed by the holder (the "Conversion Notice") specifying the number of shares of Preferred Stock to be converted, the name in which the shares of Class A Common Stock deliverable upon conversion shall be registered, and the address of the named




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person. If the shares of Preferred Shares are not certificated, the holder must deliver evidence of ownership satisfactory to the Corporation and the transfer agent. Unless the shares of Class A Common Stock deliverable upon conversion are to be issued in the same name as the name in which the shares of Preferred Stock to be converted are registered, the holder must also deliver to the transfer agent an instrument of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney, together with an amount sufficient to pay any transfer or similar tax in connection with the issuance and delivery of such shares of Class A Common Stock in such name (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

             As promptly as practicable after compliance with the provisions of the foregoing paragraph, the Corporation shall deliver or cause to be delivered at the office where such certificates are surrendered to or upon the written order of the holder thereof a certificate or certificates representing the number of shares of Class A Common Stock into which such Preferred Stock may be converted in accordance with the provisions of this Section 9, registered in such name or names as are duly specified in the Conversion Notice. Such conversion shall be deemed to have been effected at the close of business on the date the holder has complied with the provisions of the foregoing paragraph, and the rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate at that time, except only
(i) the rights of holders of such shares of Preferred Stock to receive certificates for the number of shares of Class A Common Stock into which such shares of Preferred Stock have been converted; and (ii) the right of holders of such shares of the Preferred Stock at the close of business on a Dividend Record Date to receive, on the corresponding Dividend Payment Date, the dividend declared on such shares for payment on such Dividend Payment Date.

             If the last day for the exercise of the conversion right shall not be a Business Day, then such conversion right may be exercised on the next preceding Business Day.

                  (b) Upon and after conversion of shares of the Preferred Stock, the Corporation shall have no obligation to pay any undeclared Accumulated Dividends or Accrued Dividends.

                  (c) The Conversion Price shall be subject to adjustment as follows:

                       (i) In case the Corporation shall at any time or from time to time make a redemption payment or pay a dividend or make another distribution payable in shares of the Corporation's Common Stock to all holders of any class of the Corporation's capital stock, other than the issuance of shares of Class A Common Stock in connection with the conversion of Preferred Stock, then, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted into shares of Class A Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 9(c)(i) shall become effective retroactively in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution.

                       (ii) In case the Corporation shall at any time or from time to time issue to all holders of its Common Stock rights, options or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) at a price per share less than the Market Value as of the record date of such issuance (treating the price per share of any security convertible or exchangeable or exercisable into Common Stock as equal to (A) the sum of the price paid to acquire such security convertible, exchangeable or exercisable into Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Stock divided by (B) the number of shares of Common Stock into which such convertible, exchangeable or exercisable security is initially convertible, exchangeable or exercisable), other than (I) issuances of such rights, options or warrants if the holder of Preferred Stock would be entitled to receive such rights, options or warrants upon conversion at any time of shares of Preferred Stock, or if such rights, options, and warrants have expired or been redeemed by the Corporation prior to conversion and (II) issuances that are subject to certain triggering events (until such time as such triggering events occur), then, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to the record date of such issuance by a fraction (y) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock issued or to be issued upon or as a result of the issuance of such rights, options or warrants (or the maximum number into or for which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (z) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued (or into or for which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised plus the aggregate amount of any additional consideration initially payable upon the conversion, exchange or exercise of such security) would purchase at the Market Value as of such record date; provided, that if the Corporation distributes rights or warrants (other than those referred to above in this subparagraph (c)(ii)) pro rata to the holders of Common Stock, so long as such rights or warrants have not expired or been redeemed by the Corporation, (y) the holder of any Preferred Stock surrendered for conversion shall be entitled to receive upon such conversion, in addition to the shares of Class A Common Stock then issuable upon such conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of shares of Class A Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants and (ii) if such conversion occurs after the Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Class A Common Stock into which such Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and Provisions applicable to the rights and warrants, and (z) the Conversion Price shall not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

                       (iii) In case the Corporation shall at any time or from time to time subdivide the outstanding shares of Common Stock into a larger number of shares, combine the outstanding shares of Common Stock into a smaller number of shares, or issue any shares of its capital stock in a reclassification of the Common Stock, then, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted into shares of Class A Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 9(c)(iii) shall become effective retroactively in the case of any such subdivision, combination, or reclassification, to the close of business on the date upon which such corporate action becomes effective.

                       (iv) In case the Corporation shall at any time or from time to time pay a dividend or distribute to all holders of shares of the Corporation's Common Stock (other than a dividend or distribution subject to 9(c)(ii)) pursuant to any shareholder rights plan, "poison pill" or similar arrangement and excluding regular dividends and distributions paid exclusively in cash and dividends payable upon the Preferred Stock, then, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted into shares of Class A Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 9(c)(iv) shall become effective retroactively in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution.

                       (v) In case the Corporation shall at any time or from time to time (A) make a distribution to all holders of shares of its Common Stock consisting exclusively of cash (excluding any cash portion of distributions referred to in paragraph (iv) above, or cash distributed upon a merger or consolidation to which (B) of this paragraph below applies), that, when combined together with (x) all other such all-cash distributions made within the then-preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of any other consideration paid or payable in respect of any tender offer by the Corporation or any of its subsidiaries for shares of Common Stock concluded within the then-preceding 12 months in respect of which no adjustment pursuant to this Section 9(c) has been made, in the aggregate exceeds 15% of the Corporation's Market Capitalization as of the record date of such distribution; (B) complete a tender or exchange offer which the Corporation or any of its subsidiaries makes for shares of the Corporation's Common Stock that involves an aggregate consideration that, together with (x) any cash and other consideration payable in a tender or exchange offer by the Corporation or any of its subsidiaries for shares of the Corporation's Common Stock expiring within the then preceding 12 months in respect of which no adjustment has been made and (y) the aggregate amount of any such all-cash distributions referred to in (A) of this paragraph to all holders of shares of Common Stock within the then preceding 12 months in respect of which not adjustments have been made, exceeds 15% of the Corporation's Market Capitalization just prior to the expiration of such tender offer; or (C) make a distribution to all holders of its Common Stock consisting of evidences of indebtedness, shares of its capital stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in this Section 9(c)), then, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution or completion of such tender or exchange offer, as the case may be, by a fraction (x) the numerator of which shall be the Market Value as of the record date referred to below, or, if such adjustment is made upon the completion of a tender or exchange offer, as of the payment date for such offer, and (y) the denominator of which shall be such Market Value less the then fair market value (as determined by the Board of Directors of the Corporation) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or paid in such tender or exchange offer, applicable to one share of Common Stock (but such denominator not to be less than one); provided, however, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Corporation if the holder of shares of Preferred Stock would otherwise be entitled to receive such rights upon Conversion at any time of shares of Preferred Stock into shares of Class A Common Stock unless such rights are subsequently redeemed by the Corporation, in which case such redemption shall be treated for purposes of this Section 9(c)(v) as a dividend on the Common Stock. Such adjustment shall be made whenever any such distribution is made or tender or exchange offer is completed, as the case may be, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                       (vi) In the case the Corporation at any time or from time to time shall take any action affecting its Common Stock (it being understood that the issuance or sale of shares of Class A Common Stock (or securities convertible into or exchangeable for shares of Class A Common Stock, or any options, warrants or other rights to acquire shares of Class A Common Stock) to any Person at a price per share less than the Conversion Price then in effect shall not be deemed such an action), other than an action described in any of
Section 9(c)(i) through Section 9(c)(v), inclusive, or Section 9(g), then the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation in good faith determines to be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the Preferred Stock).

                       (vii) Notwithstanding anything in this Exhibit A to the contrary, no adjustment under this Section 9(c) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then if effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price. Notwithstanding anything to the contrary, no Conversion Price adjustment will be made as a result of the issuance of the Corporation's Class A Common Stock on conversion of the Preferred Stock. Each event requiring adjustment to the Conversion Price will require only a single adjustment even though more than one of the foregoing adjustment clauses may be applicable to such event.

                       (viii) The Corporation reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Corporation elects to make such a reduction in the Conversion Price, the Corporation will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

                  (d) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

                  (e) Upon any increase or decrease in the Conversion Price, then, and in each such case, the Corporation promptly shall deliver to each registered holder of Preferred Stock a certificate signed by an authorized officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

                  (f) No fractional shares or scrip representing fractional shares of Class A Common Stock shall be issued upon the conversion of any shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Preference of the shares of Preferred Stock so surrendered. If the conversion of any share or shares of Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the last reported sale price of the Class A Common Stock on the Nasdaq Stock Market (or on such other national securities exchange or authorized quotation system on which the Class A Common Stock is then listed for trading or authorized for quotation or, if the Class A Common Stock is not then so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Class A Common Stock) at the close of business on the trading day next preceding the day of conversion shall be paid to such holder in cash by the Corporation.

                  (g) In the event of any capital reorganization or reclassification or other change of outstanding shares of Class A Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or in the event of any consolidation or merger of the Corporation with or into another Person (other than a consolidation or merger in which the Corporation is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Class A Common Stock), or in the event of any sale or other disposition to another Person of all or substantially all of the assets of the Corporation (other than any assets not owned directly or indirectly by the Corporation and its subsidiaries) (computed on a consolidated basis) (any of the foregoing, a "Transaction"), each share of Preferred Stock then outstanding shall, without the consent of any holder of Preferred Stock, become convertible only into the kind and amount of shares of stock or other securities (of the Corporation or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Class A Common Stock into which such share of Preferred Stock could have been converted immediately prior to such Transaction after giving effect to any adjustment event. The provisions of this Section 9(g) and any equivalent thereof in any such certificate similarly shall apply to successive Transactions. The provisions of this Section 9(g) shall be the sole right of holders of Preferred Stock in connection with any Transaction and such holders shall have no separate vote thereon.

                  (h) In the event of any distribution by the Corporation to its stockholders of all or substantially all of its assets (other than any assets not owned directly or indirectly by the Corporation and its subsidiaries) (computed on a consolidated basis), each holder of Preferred Stock will participate pro rata in such distribution based on the number of shares of Class A Common Stock into which such holders' shares of Preferred Stock would have been convertible immediately prior to such distribution.

                  (i) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock such number of its authorized but unissued shares of Class A Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall take all action required to increase the authorized number of shares of Class A Common Stock if at any time there shall be insufficient unissued shares of Class A Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.

                  (j) The issuance or delivery of certificates for Class A Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting holder of shares of Preferred Stock for such certificates or for any documentary stamp or similar issue or transfer tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

         10. Other Provisions.

             10.1 With respect to any notice to a holder of shares of Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner provided in this Exhibit A shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

             10.2 Shares of Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Indiana law, have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, except that any issuance or reissuance of shares of Preferred Stock must be in compliance with this Certificate of Designation.

             10.3 The shares of Preferred Stock shall be issuable only in whole shares.

             10.4 All notices periods referred to in this Exhibit A shall commence on the date of the mailing of the applicable notice.

             IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed and attested this ___ day of _____, 1999.

                                                 EMMIS COMMUNICATIONS
                                                 CORPORATION


                                                 By:



                                                 ------------------------------
                                                 Name:
                                                 Title:



Attest:



--------------------------
Name:
Title: